FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 25, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Commercial Success at Kromolice-2 Well

Salt Lake City, February 25, 2009 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Kromolice-2 well is a commercial discovery. The gross pay in the reservoir is 35.5 meters (114 feet). Average porosity in the well is 15.1% with a range of up to 28%. Production tests will be conducted later this week and next week to determine the rate at which the well will be produced once a gathering system is in place. Reserve numbers for the well will be calculated following production testing.

David Pierce, president of FX Energy stated, “The Kromolice-2 well will be one of several wells we intend to produce into a central gathering system in the Fences area. We now have four commercial discoveries, Sroda-4, Kromolice-1, Kromolice-2 and Winna Gora, that will provide the critical mass for this central processing facility. We are now evaluating data on the Sroda- Kromolice trend and other structures in the immediate area to determine where lower risk wells might be drilled that could be brought on line at the same time. Of course, this production will be in addition to the Roszkow well further to the south east in the Fences area where production facilities are currently under construction.”

The Polish Oil and Gas Company owns 51% of the well and is the operator. FX Energy owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.